Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-190516) of Charter Communications, Inc.,

(2)	Registration Statement (Form S-8 No. 333-163357) of Charter Communications, Inc., and

(3)	Registration Statement (Form S-8 No. 333-170475) of Charter Communications, Inc.;

of our report dated October 29, 2014, with respect to the combined financial statements of TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-out of Time Warner Cable Inc.), included in Charter Communications, Inc.’s Current Report on Form 8-K dated October 29, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, NC
October 29, 2014